Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:

Anthony Mirenda

Senior Vice President

Corporate Communications

212.553.1316

Anthony.Mirenda@moodys.com

Lisa S. Westlake

Vice President

Investor Relations

212.553.7179

Lisa.Westlake@moodys.com

Moody’s Corporation Elects Dr. Darrell Duffie to Board of Directors

NEW YORK, October 29, 2008 – Moody’s Corporation (NYSE: MCO) announced today that Dr. Darrell Duffie has been elected to its board of directors. His election is effective October 27, 2008.

Dr. Duffie, 54, is the Dean Witter Distinguished Professor of Finance at the Stanford Graduate School of Business, where he has served on the faculty since receiving his Ph.D. from the school in 1984. He also holds academic appointments at the Mathematical Sciences Research Institute at the University of California, Berkeley, and the Université de Paris, Dauphine.

He is the author of Security Markets: Stochastic Models; Futures Markets; Dynamic Asset Pricing Theory; and co-author of Credit Risk, with Kenneth Singleton, as well as author of numerous academic research publications, articles and papers on asset and credit valuation and performance.

“Darrell Duffie is a recognized expert in the behavior and performance of global credit and securities markets,” said Raymond McDaniel, Jr., Chairman and CEO, Moody’s Corporation. “We are pleased to add his remarkable knowledge and experience to Moody’s board.”

In 2003, Dr. Duffie received the SunGard/IAFE Financial Engineer of the Year Award from the International Association of Financial Engineering. He serves on the editorial board of several academic journals and is a fellow of the Econometric Society. He is President-Elect of the American Finance Association for 2008-2009.

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Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO - News) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody’s Economy.com, which provides economic research and data services, and Moody’s Wall Street Analytics, a provider of software for structured finance analytics. The Corporation, which reported revenue of $2.3 billion in 2007, employs approximately 3,600 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.